Exhibit 19.1

FORM OF CEA STATEMENT OF POLICY ON INSIDER TRADING

Introduction

It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, non-public information. It is also illegal to communicate (or “tip”) material, non-public information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Potential penalties for insider trading violations include imprisonment for up to 10 years, civil fines of up to three times the profit gained or loss avoided by the trading, and criminal fines of up to $1 million. In addition, a company whose director, officer or employee violates the insider trading prohibitions may be liable for a civil fine of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the director, officer or employee’s insider trading violations.

Moreover, a director, officer or employee’s failure to comply with CEA Industries Inc.’s (“CEA Industries”) insider trading policy may subject such person to sanctions imposed by CEA Industries, including dismissal for cause, whether or not such person’s failure to comply with this policy results in a violation of law.

This memorandum sets forth CEA Industries’ policy against insider trading. The objective of this policy is to protect both you and CEA Industries from securities law violations, or even the appearance thereof. All directors, officers and employees (including temporary employees) of CEA Industries must comply with this policy.

You are encouraged to ask questions and seek any follow-up information that you may require with respect to the matters set forth in this policy. Please direct your questions to the Chief Executive Officer.

Statement of Policy

It is the policy of CEA Industries that no director, officer or employee (including a temporary employee) of CEA Industries who is aware of material nonpublic information relating to CEA Industries and its affiliates and subsidiaries may, directly or through family members or other persons or entities, (a) buy or sell securities of CEA Industries (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 of the Securities Exchange Act of 1934), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside of CEA Industries, including family and friends.

In addition, it is the policy of CEA Industries that no director, officer or employee (including a temporary employee) of CEA Industries or its affiliates and subsidiaries who, in the course of working for CEA Industries, learns of material nonpublic information about a company with which CEA Industries does business, including a customer or supplier of CEA Industries, may trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve CEA Industries’ reputation for adhering to the highest standards of conduct.

What information is material? All information that an investor might consider important in deciding whether to buy, sell, or hold securities is considered material. Information that is likely to affect the price of a company’s securities is almost always material. Examples of some types of material information are:

●	financial results or expectations for the quarter or the year;
●	financial forecasts;
●	changes in dividends;
●	possible mergers, acquisitions, joint ventures and other purchases and sales of companies and investments in companies;
●	changes in customer relationships with significant customers;
●	obtaining or losing important contracts;
●	important product developments;
●	major financing developments;
●	major personnel changes; and
●	major litigation developments.

What is non-public information? Information is considered to be non-public unless it has been effectively disclosed to the public. Examples of public disclosure include public filings with the Securities and Exchange Commission and company press releases. Not only must the information have been publicly disclosed, but there must also have been adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the third business day after public disclosure.

What transactions are prohibited? When you know material, non-public information about CEA Industries, you, your spouse and members of your immediate family living in your household are prohibited from the following activities:

●	trading in CEA Industries’ securities (including trading in puts and calls for CEA Industries’ securities);
●	having others trade for you in CEA Industries’ securities;
●	disclosing the information to anyone else who might then trade; and
●	exercising stock options if the option shares are to be immediately sold.

Neither you nor anyone acting on your behalf nor anyone who learns the information from you (including your spouse and family members) can trade. This prohibition continues whenever and for as long as you know material, non-public information.

Although it is most likely that any material, non-public information you might learn would be about CEA Industries or its affiliates and subsidiaries, these prohibitions also apply to trading in the securities of any company including any potential merger partner about which you have material, non-public information.

Transactions by Family Members. As noted above, CEA Industries’ insider trading policy applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in CEA Industries securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in CEA Industries’ securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in CEA Industries’ securities.

What is a Rule 10b5-1 trading plan? Notwithstanding the prohibition against insider trading, Rule 10b5-1 of the Securities Exchange Act of 1934 and this policy permit directors, officers and employees to trade in CEA Industries’ securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan that was entered into when the director, officer or employee was not in possession of material nonpublic information. This policy requires trading plans to be written and to specify the amount of, date on, and price at which the securities are to be traded or establish a formula for determining such items. A director, officer or employee who wishes to enter into a trading plan must submit the trading plan to the Chief Executive Officer for approval (in consultation with legal counsel) prior to the adoption or amendment of the trading plan. Trading plans may not be adopted when the director, officer or employee is in possession of material nonpublic information about CEA Industries. A director, officer or employee may amend or replace his or her trading plan only during periods when trading is permitted in accordance with this policy.

Transactions Under Company Plans

Stock Option Exercises. CEA Industries’ insider trading policy does not apply to the exercise of an employee stock option. The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Dividend Reinvestment Plan. CEA Industries’ insider trading policy does not apply to purchases of CEA Industries’ securities under any dividend reinvestment plan adopted by CEA Industries and resulting from your reinvestment of dividends paid on CEA Industries’ securities. The policy does apply, however, to voluntary purchases of CEA Industries’ securities resulting from your election to participate in the plan or your increase in the level of participation in the plan. The policy also applies to your sale of any securities of CEA Industries purchased pursuant to the plan.

Additional Prohibited Transactions

CEA Industries considers it improper and inappropriate for any director, officer or other employee of CEA Industries to engage in short-term or speculative transactions in CEA Industries’ securities. It therefore is CEA Industries’ policy that directors, officers and other employees may not engage in any of the following transactions:

Short-Term Trading. An employee’s short-term trading of CEA Industries’ securities may be distracting to the employee and may unduly focus the employee on CEA Industries’ short-term stock market performance instead of CEA Industries’ long-term business objectives. For these reasons, any director, officer or other employee of CEA Industries who purchases CEA Industries’ securities in the open market may not sell any of CEA Industries’ securities of the same class during the six months following the purchase.

Short Sales. Short sales of CEA Industries’ securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in CEA Industries or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve CEA Industries’ performance. For these reasons, short sales of CEA Industries’ securities are prohibited by this insider trading policy. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors from engaging in short sales.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of CEA Industries’ stock and therefore creates the appearance that the director, officer or employee is trading based on inside information. Transactions in options also may focus the director, officer or employee’s attention on short-term performance at the expense of CEA Industries’ long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as CEA Industries’ other shareholders. Therefore, CEA Industries strongly discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Chief Executive Officer in consultant with legal counsel. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Chief Executive Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in CEA Industries’ securities, directors, officers and employees are prohibited from holding CEA Industries’ securities in a margin account or pledging CEA Industries’ securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge CEA Industries’ securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge CEA Industries’ securities as collateral for a loan must submit a request for approval to the Chief Executive Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Post-Termination Transactions

The policy continues to apply to your transactions in CEA Industries’ securities even after you have terminated employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in CEA Industries’ securities until that information has become public or is no longer material.

Unauthorized Disclosure

As discussed above, the disclosure of material, non-public information to others can lead to significant legal difficulties. Therefore, you should not discuss material, non-public information about CEA Industries with anyone, including other employees, except as required in the performance of your regular duties.

Also, it is important that only specifically designated representatives of CEA Industries, Inc. discuss CEA Industries with the news media, securities analysts, and investors. Inquiries of this type received by any employee should be referred to the Chief Executive Officer.

Pre-Clearance Procedures

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, directors and executive officers of CEA Industries and employees and other persons designated by the Chief Executive Officer, in consultation with legal counsel, as being subject to CEA Industries’ pre- clearance procedures, together with their family members, may not engage in any transaction involving CEA Industries’ securities (including a stock plan transaction such as an option exercise, gift, loan or pledge or hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the Chief Executive Officer. A request for pre-clearance should be submitted to the Chief Executive Officer at least two days in advance of the proposed transaction. The Chief Executive Officer is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade.

Any person subject to the pre-clearance requirements who wishes to implement a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 must first pre-clear the plan with the Chief Executive Officer, in consultation with legal counsel. As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of material nonpublic information. In addition, you may not enter into a trading plan during a blackout period. Transactions effected pursuant to a pre-cleared trading plan will not require further pre- clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

Blackout Periods

Quarterly Blackout Periods. CEA Industries’ announcement of its quarterly financial results almost always has the potential to have a material effect on the market for CEA Industries’ securities. Therefore, you can anticipate that, to avoid even the appearance of trading while aware of material nonpublic information, persons who are or may be expected to be aware of CEA Industries’ quarterly financial results generally will not be pre-cleared to trade in CEA Industries’ securities during the period beginning one week prior to the end of CEA Industries’ fiscal quarter and ending after the third full business day following CEA Industries’ issuance of its quarterly earnings release. Persons subject to these quarterly blackout periods include all directors and executive officers, all employees of the accounting department, and all employees and other persons who are informed by the Chief Executive that they are subject to the quarterly blackout periods.

Event-specific Blackout Periods. From time to time, an event may occur that is material to CEA Industries and is known by only a few directors or executives. So long as the event remains material and nonpublic, directors, executive officers, and such employees and other persons as are designated by the Chief Executive Officer may not trade in CEA Industries’ securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in CEA Industries’ securities during an event-specific blackout, the Chief Executive Officer will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Chief Executive Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Hardship Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell CEA Industries’ stock in order to generate cash may, in appropriate circumstances, be permitted to sell such stock even during the blackout period. Hardship exceptions may be granted only by the Chief Executive Officer (in consultation with legal counsel) and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if the Chief Executive Officer concludes that CEA Industries’ earnings information for the applicable quarter does not constitute material non-public information. Under no circumstance will a hardship exception be granted during an event-specific blackout period.

Questions about this Policy

Compliance by all directors, officers and employees with this policy is of the utmost importance both for you and for CEA Industries. If you have any questions about the application of this policy to any particular case, please immediately contact the Chief Executive Officer.

Your failure to observe this policy could lead to significant legal problems, as well as other serious consequences, including termination of your employment.

Acknowledgement of Receipt of CEA Industries Inc. Insider Trading Policy

The undersigned hereby acknowledges that he or she has received a copy of the CEA Industries Inc. Insider Trading Policy (the “Insider Trading Policy”) and understands that the Insider Trading Policy sets forth the expectations of CEA Industries Inc. (“CEA Industries”) regarding the conduct of the employees, officers and directors of CEA Industries.

The undersigned also certifies that he or she has read and understands the Insider Trading Policy in its entirety and agrees to bound by its terms and conditions at all times. The undersigned further agrees to observe the policies and procedures contained in the Insider Trading Policy and has been advised that, if the undersigned has any questions or concerns relating to such policies or procedures, he or she has an obligation to report to CEA Industries’ Audit Committee, Chief Executive Officer or other such designated officer, any suspected violations of the Insider Trading Policy of which he or she becomes aware.

This Acknowledgment is to be signed and returned to Human Resources and will be retained as part of your permanent personnel file.

The undersigned understands that the Insider Trading Policy is issued for informational purposes and that it is not intended to create, nor does it represent, a contract of employment.

The failure to read and/or sign this Acknowledgment in no way relieves the undersigned of his or her responsibility to comply with the Insider Trading Policy.

Signature: _______________________________________

Name: __________________________________________

Date: ___________________________________________